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CONTACT:

NORRIS BATTIN
THE COOPER COMPANIES, INC.
714-597-4700
714-673-4299


FOR IMMEDIATE RELEASE

                   COOPER RECEIVES $50 MILLION CREDIT FACILITY


Irvine, Calif., September 18, 1997 - The Cooper Companies, Inc. (NYSE: COO) announced today the completion of its agreement with KeyBank National Association to provide a $50 million senior secured revolving credit facility with a term of five years and interest rates ranging from 0.5% to 2% over the London Interbank Offered Rates (LIBOR) depending upon certain financial ratios. The Company intends to use the proceeds to fund acquisitions and, as required, for general corporate purposes.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. Corporate offices are located in Irvine and Pleasanton, Calif. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N. Y., and Toronto, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments, equipment and accessories for the gynecological market. Hospital Group of America, Inc. provides psychiatric services through hospitals in New Jersey, Delaware, Illinois and Indiana and satellite locations near these facilities.

NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Company's Internet address is www.coopercos.com.

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